                                                                    EXHIBIT 99.2

                               [REGISTER.COM LOGO]

REGISTER.COM DELAYS RELEASE OF THIRD QUARTER 2004 FINANCIAL RESULTS

     NEW YORK, NY, NOVEMBER 4, 2004 - Register.com, Inc. (Nasdaq: RCOM), a
     leading provider of global domain name registration and Internet services, today announced that it has elected to delay the release of its third quarter 2004 financial results, which was originally scheduled for today, to allow more time for an analysis of a potential increase in deferred tax assets and a corresponding reduction of tax expense. Such tax expense reduction would result in a one-time increase in net income of approximately $3 million for the period affected. The Company expects to announce when it will release its third quarter 2004 financial results within the next few days.

     ABOUT REGISTER.COM

     Register.com, Inc. (www.register.com) is a leading provider of global domain name registration and Internet services for businesses and consumers that wish to have a unique address and branded identity on the Internet.
     With approximately three million domain names under management,
     Register.com has built a brand based on quality domain name management services for small and medium sized businesses, large corporations, as well as ISPs, telcos and other online businesses. The company was founded in
     1994 and is based in New York.

                                      # # #

     Statements in this announcement other than historical data and information constitute forward-looking statements, and involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. These potential risks and uncertainties include, among others, risks associated with Register.com's restructuring process and future business plan, including the risk that expected cost reductions and increased revenues may not be realized at all or in the intended time frame, uncertainty of future revenue and profitability from existing and acquired businesses, increasing competition across all segments of the domain name registration business, risks associated with high levels of credit card chargebacks and refunds, customer acceptance of new products and services offered in addition to, or as enhancements of, the Company's registration services, uncertainty of regulations related to the domain registration business and the Internet generally, the rate of our growth and of the Internet and domain name industry, risks associated with any extraordinary transactions the Company may pursue and other factors detailed in Register.com's filings with the
     Securities and Exchange Commission, including the quarterly report on Form
     10-Q for the period ended June 30, 2004 currently on file.

    CONTACT:
    Investor Relations
    Scott Eckstein
    (212) 798-9185
    ir@register.com

    irfin